Exhibit 99.1

FINISH LINE REPORTS 4th QUARTER SALES

** Total consolidated sales increase 10% for Q4

** Comparable sales were flat for Q4 compared to an 8% gain for Q4 LY

** Confirming earnings guidance of $.58 - $.60 for Q4

INDIANAPOLIS- March 2, 2006-The Finish Line, Inc. (NASDAQ:FINL) reported consolidated net sales of $399.0 million for the 13-week period ended February 25, 2006 (“4th quarter” or “Q4”), an increase of 10% (ten percent) over consolidated net sales of $361.4 million for Q4 last year (“Q4 LY”). Comparable store net sales for Q4 were flat (zero percent) versus the 8% (eight percent) increase reported for the comparable 13-week period last year.

For the 52-week year ended February 25, 2006, consolidated net sales were $1.306 billion, an increase of 12% (twelve percent) over consolidated net sales of $1.167 billion reported for the 52-week period last year ended February 26, 2005. Full year comparable store net sales increased 1% (one percent) on top of a 9% (nine percent) increase reported for the comparable 52-weeks last year.

Mr. Alan H. Cohen (Chairman and Chief Executive Officer) stated: “The positive comparable sales gains of December (two percent) and January (eight percent) were offset by weak February sales (negative six percent). February was primarily affected by a shift in the timing of new product releases versus last year. This shift translated into strong January sales, but resulted in less excitement and traffic in our stores during February. For the quarter, sales were less than plan but product margins improved and we expect to achieve the most recent earnings guidance for Q4 of $.58 - $.60.”

The Company expects to report earnings for Q4 on Thursday, March 23rd, after the market closes followed by a live conference call on Friday morning, March 24th at 8:30 am ET.

The Company will make available a recorded message covering fourth quarter consolidated net sales by dialing 1-706-645-9291 (Conference ID# = 5972750). This replay will be available for 48 hours beginning approximately 8:30am ET Thursday, March 2nd. After the initial 48-hour period the recording will be available at www.Finishline.com through March 10th.

The Company has experienced, and expects to continue to experience, significant variability in consolidated net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; the outcome of the interpretation of certain accounting principles regarding certain operating lease and leasehold issues, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 657 stores in 48 states and online. In addition, the Company also operates 51 Man Alive stores in 13 states. To learn more about The Finish Line, visit www.finishline.com and to learn more about Man Alive visit www.manalive.com.

Investor Relations:
CONTACT:	Kevin S. Wampler, 317-899-1022, Ext. 6914
Executive Vice President - CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, Ext. 6827
Corporate Communications Manager